                                                               EXHIBIT 99-B.8.65

Aetna Life Insurance and Annuity Company
151 Farmington Avenue
Hartford, CT 06156-3124

Attention: Julie E. Rockmore, Esq.

Re:  MASTER SHAREHOLDER SERVICES AGREEMENT FOR THE
     FRANKLIN TEMPLETON FUNDS
     ------------------------

     We understand that you currently issue group annuity contracts under which you provide, among other things, recordkeeping and administrative services to certain qualified defined contribution employee benefit plans ("Benefit Plans"), and that under such group annuity contracts you establish and maintain Benefit Plan participant investment accounts and provide other administrative and personal services to Benefit Plans and their participants.

     As principal underwriter and transfer agent, respectively, for the open-end investment companies listed in Exhibit A, (collectively the "Funds" or individually a "Fund") we desire to enter into an Agreement with you to allow for the purchase of the Funds by your separate accounts to enable those Funds to be used as investment options under the group annuity contracts, and to provide for the servicing of certain annuity contract owners or participants who direct investments into the Funds ("shareholders"). The terms and conditions of the Agreement shall be as follows:

     1.A. You shall provide shareholder and administrative services for certain beneficial shareholders of the Funds who are participants in the Benefit Plans. Such services shall include, without limitation, some or all of the following: answering inquiries regarding the Funds; assistance in changing account designations and addresses; performance of subaccounting; establishment and maintenance of shareholder accounts and records; assistance in processing purchase and redemption transactions; providing periodic statements showing a shareholder's account balance and the integration of such statements with those of other transactions and balances in the shareholder's other accounts serviced by you, if any; and such other information and services as we reasonably may request, to the extent you are permitted by applicable statute, rule or regulation to provide such information or services.

     B. Applicable provisions relating to agency services are set forth in Exhibit B.

     2. We shall recognize, and we shall instruct the Funds to recognize, each separate account as a single shareholder and not to maintain separate accounts for Benefit Plan participants. You may at your option elect to maintain an omnibus account for more than one separate account, and we would then recognize the account holder as a single shareholder. Neither we, nor the Funds, nor any affiliate thereof (hereinafter "Franklin or Templeton entity"), shall have any responsibility with respect to administrative services, including tax reporting, for participants in each Benefit Plan.

     3. You represent that you have notified the appropriate Benefit Plan sponsors of the arrangements provided for in this Agreement and that the appropriate sponsors have agreed to such arrangements.

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     4.A. You represent and warrant that your performance and receipt of compensation or other benefits under this Agreement will not violate any applicable law, rule or regulation, including federal and state securities laws.

     B. You also represent that you are registered as a broker and as a transfer agent under the Securities Exchange Act of 1934 or are not required to be so registered.

     5. Neither you nor any of your employees or agents are authorized to make any representations concerning the shares of the Funds, without our prior written consent, except those contained, and which have not been materially altered from the form in which they appear, in the then current prospectuses and statements of additional information, and in current printed sales literature of the Funds, copies of which will be supplied to you by us upon request. You shall have no authority to act as agent for the Funds or for us except where necessary to perform specific services under this Agreement and as further described on Exhibit B. Any materials which contain the names "Franklin/Templeton," "Franklin," "Templeton," or "Mutual Series" (except when these names simply appear in a list of funds) will be subject to review and approval by us, prior to their use with the participants and / or Benefit Plans.

     6. You agree to hold harmless and indemnify us, the Funds and any other Franklin or Templeton entity, including any employees, officers, directors or trustees, against any claims or actions resulting from your violation of any law, rule, or regulation, or breach of any provisions of this Agreement, or any misstatements or omissions to state a material fact by you, or your employees or agents, which claims or actions result in liability to any of the aforementioned parties, such indemnification to include the payment of any reasonable legal fees incurred in connection with investigating or defending such claims or actions; and, in addition, in the event we determine to refund any amounts paid by any investor by reason of any such claims or actions on your part, you shall return to us any fees previously paid by us to you under this Agreement with respect to such refunded amounts.

          We agree to hold harmless and indemnify you, including any employees, officers, directors, or trustees against any claims or actions resulting from our violation of any law, rule, or regulation, or material violation of any provisions of this Agreement or arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make THE statements therein not misleading.

     7.A. In consideration of the services described herein to be provided by you which consist primarily of providing shareholder/personal services in maintaining the accounts of Benefit Plans and Benefit Plan participants who invest in shares of the Funds, you shall be entitled to receive from Franklin/Templeton Distributors, Inc. ("Distributors") such fees as are set forth in Exhibit A hereto. Such services may include distributing Fund prospectuses, annual reports and other Fund related information or communications to Benefit Plans and participants investing in the Funds, and answering participant and Benefit Plan sponsor inquiries regarding the Funds. These fees are paid in accordance with the Funds' Rule 12b-1 plans and may change at any time, in Distributors' discretion or in the discretion of the Funds' boards. In addition, if a securities dealer which has a dealer/ selling agreement with Distributors, is requested by a particular Benefit

                                        2
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     Plan to perform these and similar shareholder/personal services, or provides distribution services for the Benefit Plan, such dealer would generally be entitled to Rule 12b-1 plan fees. In those circumstances, Distributors would not continue to pay you for such services. Distributors shall provide you with reasonable advance notice of any change in fees payable to you. You agree to waive payment of any shareholder/personal service fees payable to you hereunder, until such time as Distributors is in receipt of such fees from the Funds. Shareholder/personal service fees shall be payable on a quarterly basis, accompanied by a statement showing the calculation of the amounts payable to you, along with other supporting data reasonably requested by us.

     B. In consideration of the services to be provided by you which consist primarily of recordkeeping and subaccounting services for Benefit Plans and participants investing in Class A shares of the Funds through the Benefit Plans, similar to those which would be provided by Franklin /Templeton Investor Services, Inc., ("Transfer Agent") the Funds' transfer agent, if each participant invested directly in such Funds, you shall be entitled to receive from Transfer Agent the subaccounting/recordkeeping fees according to the schedule set forth in Exhibit A. Recordkeeping and subaccounting services include establishing and maintaining participant account balances invested in the Funds through Benefit Plans, processing and accounting for participant exchanges among fund options, and processing redemptions in accordance with Benefit Plan requirements. Such fees may be changed in Transfer Agent's discretion or in the discretion of the Funds' boards of directors or trustees. These fees shall be payable quarterly based on the average participant account balance and the number of participant accounts invested in the Funds. The number of accounts and the average account balance shall be certified each year in a manner mutually agreeable to the parties, as of a quarterly period selected by Transfer Agent, such certification to be at your expense. In order to receive payment, you must present to Transfer Agent within 30 days of the end of a quarter an invoice for that quarter accompanied by information providing Transfer Agent an adequate basis for computation of the fees.

     C. For the payment period in which this Agreement terminates, there shall be an appropriate proration of the fees noted above, on the basis of the number of days that the Agreement is in effect during the quarter.

     8. Except as otherwise agreed in writing, you shall bear all expenses incidental to the performance of the services described herein. We shall, however, provide you with such copies of relevant prospectuses for all participants making an initial Fund purchase as well as relevant prospectuses, proxy material, periodic reports to shareholders, and other material as shall be reasonably requested by you to disseminate to Benefit Plan participants who purchase shares of the Funds.

     9. We reserve the right, in our discretion and without notice, to refuse an order for the purchase of shares or suspend the sale of shares or withdraw the sale of shares of any or all of the Funds if such purchase or sale would violate any applicable federal or state law or for other reasons we deem appropriate. We will, however, use our best efforts to provide you with reasonable advance notice of any such suspension or withdrawal.

     10. This Agreement shall become effective as of the date dated by you below. Subject to all applicable termination provisions, this Agreement shall run for an initial period of one year from the date of its execution, and shall be automatically renewed on the anniversary date of its execution for successive one-year periods.

                                        3
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     11.  This Agreement shall terminate automatically (i) as to a Fund, the provisions of paragraph 7A shall terminate in the event that the Fund terminates its 12b-1 plan; or (ii) as to a Benefit Plan, in the event that your services to the Benefit Plan terminate or the Benefit Plan ceases to be a shareholder of the Funds.

     12. This Agreement may be terminated, as to a Fund, (i) at any time (without the payment of any penalty) upon instruction by a majority of the "non-interested trustees" or "non-interested directors," as relevant, as defined in the 12b-1 plan related to the Fund, or pursuant to a vote of a majority of the outstanding voting securities, as defined in the 12b-1 plan of the Fund or,
(ii) upon no less than 60 days advance written notice to you at your principal place of business by either Distributors or Transfer Agent, in their discretion. You may terminate this Agreement upon no less than 60 days advance written notice addressed to either Distributors or Transfer Agent at their principal place of business. Either party may also terminate this Agreement for cause on material violation by the other party of any provision of this Agreement. Failure to terminate for any cause shall not constitute a waiver of any right to terminate at a later date for any such cause.

     13. In the event this Agreement is terminated, you will not continue to use the Franklin/Templeton name or any other words which may be reasonably construed to imply a continuing relationship with us or with the Funds.

     14. This Agreement and any amendments hereto shall not be amended, except by written instrument executed by all parties. This Agreement may not be assigned by one party without the consent of the other party. This Agreement contains the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements or understandings between the parties.

     15. We acknowledge and agree that you may enter into agreements similar to this Agreement with organizations other than us which also serve as principal underwriters for, or distributors of, or transfer agents for, mutual funds. You acknowledge and agree that, nothing contained herein shall prohibit us, the Funds or any Franklin or Templeton entity from entering into agreements similar to this Agreement with organizations other than you or from soliciting any employee benefit plan or sponsor thereof to enter into an arrangement with us, the Funds or any other Franklin or Templeton entity for services similar to those to be provided under this Agreement.

     16. You agree that we may disclose to third parties that we have entered into this arrangement with you, and we agree that you may disclose to third parties that you have entered into this arrangement with us. You and we agree to keep confidential all proprietary data, software, processes, information, and documentation related to this Agreement, except as may be necessary or useful to perform obligations under this Agreement or otherwise as may be agreed to, from time to time, by the parties.

                                        4
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     17.  Communications with respect to this Agreement shall be sent as follows:

          If to you, to:     Aetna Life Insurance and Annuity Company
                             151 Farmington Avenue
                             Hartford, CT 06156-3124

                             Attention: Julie E. Rockmore, Esquire

          If to us, to:      Franklin/Templeton Distributors, Inc.
                             777 Mariners Island Boulevard
                             San Mateo, California 94404

                             Attention: Gregory E. Johnson, Chairman of the
                             Board

          and:               Franklin/Templeton Investor Services, Inc.
                             777 Mariners Island Boulevard
                             San Mateo, CA 94404

                             Attention: Basil K. Fox, Jr., President

          with a copy to:    Franklin Institutional Services Corporation
                             1800 Gateway Drive
                             San Mateo, CA 94404

                             Attention: Norman R. Frisbie, Jr., Senior Vice President

     18. This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of California without giving effect to the principles of conflicts of laws and the provisions shall be continuous. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     19. Any controversy arising out of, or relating to, this Agreement or the breach thereof, shall be settled by arbitration in San Mateo, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Unless otherwise agreed, any arbitration hereunder shall be heard by a three-member board of arbitration, with each party hereto selecting an independent arbitrator within thirty (30) days following a notice to arbitrate under this Agreement. If a party fails to select an arbitrator within such time period, the other party may select such arbitrator. The two arbitrators selected above shall select within thirty (30) days after their appointment a third arbitrator. A decision of a majority of arbitrators shall be final and binding upon the parties participating in the arbitration.

                                        5
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                               FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


                               By:  /s/ Gregory E. Johnson
                                   ---------------------------------------------
                                    Gregory E. Johnson, Chairman of the Board


                               FRANKLIN/TEMPLETON INVESTOR SERVICES, INC.


                               By:  /s/ Basil K. Fox, Jr.
                                   ---------------------------------------------
                                    Basil K. Fox, Jr., President


Accepted and agreed to:

AETNA IFE INSURANCE AND ANNUITY COMPANY


By:     /s/ Laurie M. LeBlanc
       ----------------------------

Name:   Laurie M. LeBlanc
       ----------------------------

Title:  Vice President
       ----------------------------

Date:   8/28/00
       ----------------------------

                                    EXHIBIT A

                            FRANKLIN/TEMPLETON FUNDS
               PARTICIPATING IN SHAREHOLDER SERVICING ARRANGEMENTS
                  WITH AETNA LIFE INSURANCE AND ANNUITY COMPANY
                                AND FEE SCHEDULE

     Shareholder/personal service fees are computed upon the below referenced basis points per annum of the average daily net asset value of the shares invested through your arrangements with Benefit Plans in each calendar quarter. The average daily net assets invested through such arrangements over a three-month period shall be computed in the same manner as each Fund uses to compute its net assets as set forth in its then current Prospectus.

     Certain Funds' 12b-1 plans provide for reduced fees with respect to assets invested in such Funds prior to the adoption of 12b-1 plans. Fees payable to you shall be computed at such lower rate with respect to assets attributable to Benefit Plans invested in each such Funds prior to the adoption of its 12b-1 plan.

     For your reference, we have also provided a listing of Funds by investment strategy pursued.

I.   10 BASIS POINTS PER ANNUM

          Franklin Short-Intermediate U.S. Government Securities Fund

II.  15 BASIS POINTS PER ANNUM

          Franklin Custodian Funds-Income Series
          Franklin Custodian Funds-U.S. Government Securities Series

III. 25 BASIS POINTS PER ANNUM

          Franklin Balance Sheet Fund
          Franklin Cash Reserves Money Market Fund
          Franklin Equity Income Fund
          Franklin Investment Grade Income Fund
          Franklin Small Cap Growth Fund
          Franklin/Templeton Conservative Target Fund
          Franklin/Templeton Growth Target Fund
          Franklin/Templeton Moderate Target Fund
          Mutual Beacon Fund
          Mutual Discovery Fund
          Mutual European Fund
          Mutual Qualified Fund
          Mutual Shares Fund

                                       A-1
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          Templeton Developing Markets Trust
          Templeton Foreign Fund
          Templeton Growth Fund, Inc.
          Templeton Global Bond Fund
          Templeton Global Smaller Companies Fund

GROUPING OF FUNDS BY TYPE OF INVESTMENT STRATEGY PURSUED

I.   FUNDS FOR CAPITAL PRESERVATION

          Franklin Cash Reserves Money Market Fund

II.  FUNDS FOR CURRENT INCOME

          Franklin Investment Grade Income Fund
          Franklin Short-Intermediate U. S. Government Securities Fund Franklin Custodian Funds-U.S. Government Securities Series Templeton Global Bond Fund

III. FUNDS FOR CURRENT INCOME AND CAPITAL GROWTH

          Franklin Balance Sheet Fund
          Franklin Custodian Funds-Income Series
          Franklin Equity Income Fund
          Franklin/Templeton Conservative Target Fund
          Franklin/Templeton Growth Target Fund
          Franklin/Templeton Moderate Target Fund

IV.  FUNDS FOR CAPITAL GROWTH

          Franklin Small Cap Growth Fund

V.   FUNDS FOR GLOBAL CAPITAL GROWTH

          Mutual Discovery Fund
          Mutual European Fund

VI.  FUNDS FOR GLOBAL CAPITAL GROWTH AND INCOME

          Mutual Beacon Fund
          Mutual Qualified Fund
          Mutual Shares Fund
          Templeton Growth Fund, Inc.

                                       A-2
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VII. FUNDS FOR INTERNATIONAL (NON-U.S.) GROWTH

          Templeton Developing Markets Trust
          Templeton Foreign Fund
          Templeton Global Smaller Companies Fund

SUBACCOUNTING/RECORDKEEPING FEES

     Subaccounting/recordkeeping fees are computed according to the following schedule and are subject to change at any time.

           AVERAGE ACCOUNT BALANCE            PAYOUT PER ACCOUNT
           -----------------------            ------------------
                 $0 - $999                          $  __
                 $1,000 - $2,499                    $  __
                 $2,500 - $4,999                    $  __
                 $5,000 - $9,999                    $  __
                 $10,000 +                          $  __

The above fees, which are payable per participant account per year, vary depending on the average account size for participant accounts. They are also payable quarterly upon presentment of participant fund account data providing us with an-.adequate basis for the computation of the fee.

                                       A-4
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                                    EXHIBIT B

                     PROVISIONS RELATING TO AGENCY SERVICES

     A. You, or your agent or designee, agree, in connection with establishing an account or accounts for the separate accounts which fund the group annuity contracts, to complete a Franklin/Templeton Institutional Services Application and an Institutional Telephone Privileges Agreement for each Account registration.

     B. We agree to furnish or cause to be furnished to you, for each Fund (1) confirmed net asset value information as of the close of trading (currently 4:00 P.M. East Coast time, 1:00 P.M. Pacific Coast time) on the New York Stock Exchange (the "Close of Trading") on each business day that the New York Stock Exchange is open for business (each a "Business Day") or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant then current prospectus(es), in a format which includes the Fund's name and the change from the last calculated net asset value, (2) dividend and capital gains information as it arises, and (3) in the case of fixed income funds, the daily accrual or the distribution rate factor. We shall use our best efforts to provide or cause to be provided to you such information by 6:30 p.m. East Coast time, 3:30 p.m. Pacific Coast time.

     C. You, as agent for the Franklin Templeton Funds shall: (1) receive from the Benefit Plans for acceptance as of the Close of Trading on each Business Day (based upon the Benefit Plans' receipt of instructions from Benefit Plan participants prior to the Close of Trading on such Business Days): (a) orders for the purchase of shares of the Funds, (b) exchange orders, and (c) redemption requests and redemption directions with respect to shares of the Funds held by the Benefit Plans ("Instructions"); (2) transmit to us such net purchase and/or net redemption Instructions no later than 9:00 a.m. East Coast time, 6:00 a.m. Pacific Coast time on the next following Business Day; and (3) upon acceptance of any such Instructions, communicate such acceptance to the applicable Benefit Plans (a "Confirmation"). The Business Day on which such Instructions are received in proper form by you and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions. Instructions received in proper form by you and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. You warrant that all orders, Instructions and Confirmations received by you which will be transmitted to us for processing as of a particular Business Day will have been received and time stamped prior to the Close of Trading on that previous Business Day. Instructions received later than the cut off times established in this paragraph C shall be processed as of the next Business Day following the Business Day originally intended.

     D. You will wire payment, or arrange for payment to be wired by your designated bank, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by us. Such wires must be received no later than the close of the Federal Reserve Bank, which is 6:00 p.m. East Coast time, on the Business Day following the Business Day as of which such purchase orders are made in conformance with Paragraph C.

                                       B-1
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     E.   Generally, when net redemptions of shares of the Funds are the result of participant-initiated exchanges among investment alternatives offered to a Benefit Plan or distributions to participants leaving the employ of a sponsor of a Benefit Plan, we will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by you, as indicated on the original application for Benefit Plans investing in the Funds or as amended in writing, as soon as possible but in any event no later than 4:00 p.m. East Coast time, on the Business Day on which such redemption orders are communicated to us in conformance with Paragraph C. In the event that a redemption request exceeds 1 million dollars, we reserve the right to delay settlement in accordance with standard securities transactions settlement guidelines of the Securities and Exchange Commission as then in effect. However, to the extent that you provide us with advance notice of a redemption request exceeding 1 million dollars, we will waive our right to delay settlement.

     F. Upon our request, you shall provide copies of historical records relating to transactions between the Funds and the participants investing in such Funds, written communications regarding the Funds to or from such shareholders and other materials, in each case as may reasonably be requested to enable us or any other designated entity, including, without limitation, auditors, investment advisers or transfer agents for the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. You also agree that you will permit us or the Funds or any other Franklin or Templeton entity, or any duly designated representative to have reasonable access to your personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

     G. You shall assume responsibility for any loss to us or to a Fund caused by a cancellation or correction made subsequent to the date as of which an order or Instruction has been placed, and you will immediately pay such loss to us or such Fund upon notification. You agree to indemnify and hold us harmless with respect to any such losses including losses resulting from Instructions involving investments in incorrect Funds. We shall indemnify and hold you harmless from the effective date of this Agreement against any amount you are required to pay to Benefit Plans participants due to (1) the Fund's incorrect calculation of the daily net asset value, dividend rate, or capital gains distribution rate; or, (2) incorrect reporting of the daily net asset value, dividend rate, or capital gain distribution rate. You will submit an invoice to us for any such amounts paid by you as a result of the foregoing, which shall be payable by us within sixty (60) days of receipt. Any gain or overpayment to you, the Benefit Plans or Benefit Plan participants attributable to the incorrect calculation or reporting of the daily net asset value, to the extent such gains or overpayments are able to be returned to the Fund by adjusting the number of Fund shares held in Benefit Plan participant accounts, shall be returned to the Fund promptly upon notification of such incorrect calculation or reporting. In the event that a Benefit Plan participant has redeemed all his or her shares from a mispriced Fund, you agree to make a reasonable effort to recover any material overpayments from the Benefit Plan participants; however, when recovery of an overpayment from such participant will cause you to incur significant administrative expenses, such as personnel and mailing expenses, you will not be required to pursue such overpayment unless we agree to reimburse you for such related administrative expenses, which shall be quantified in advance and shall not exceed $_______ per Benefit Plan participant.

     H. Each party shall notify the other of any errors or omissions in any information including the net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. You agree to maintain reasonable Errors and Omissions insurance coverage commensurate with your responsibilities under this Agreement.

                                       B-3